Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-228281,333-222915, 333-209393, 333-214562, 333-219241, 333-172699, and 333-51706 on Form S-8 and Registration Statement No. 333-222914, 333-200642, 333-162502, and 333-162454 on Form S-3 of our reports dated August 15, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of Tapestry, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tapestry, Inc. for the year ended June 29, 2019.

/s/ DELOITTE & TOUCHE LLP
New York, New York
August 15, 2019